EXHIBIT 10.1

AMENDMENT TO
WESBANCO BANK, INC.
SALARY CONTINUATION AGREEMENT

THIS AMENDMENT TO THE WESBANCO BANK, INC. SALARY CONTINUATION AGREEMENT by and between WesBanco Bank, Inc. a state chartered commercial bank located in Wheeling, West Virginia (the "Company") and ___________ (the "Executive") initially effective April 14, 2000 is made and entered into as of the ___ day of July, 2005.

WHEREAS, the Company and the Executive are parties to the Salary Continuation Agreement that provides, among other things, that, before the happening of a Change in Control, if the Executive ceases to be an employee by reason of Early Termination or Retirement prior to the Executive’s Normal Retirement Date, the Executive would receive a monthly benefit commencing at age 65 and payable for 10 years in the amount determined with reference to the number of years that have passed after April 14, 2000 and the column on Schedule A labeled "Early Termination/Retirement Benefit payable at Age 65" or, if such Early Termination or Retirement prior to Normal Retirement Age should occur after a Change in Control, the Executive would receive a monthly benefit commencing at his age 65 in the amount determined with reference to the column on Schedule A labeled "Change in Control Annual Benefit Payable at Age 65";

WHEREAS, the parties recognize that to the extent the amount payable in connection with a Change in Control is greater than the amount payable without regard to a Change in Control, that amount must be taken into account for purposes of Section 280G of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the parties intend by this Amendment to eliminate the increase in the amount payable upon an Early Termination or retirement prior to Normal Retirement Age.

NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties agree as follows:

1. Defined Terms. Initially capitalized words used herein and not otherwise defined shall have the meaning ascribed thereto in the Salary Continuation Agreement.

2. Section 2.4 Deleted in its Entirety. The parties agree that Section 2.4 is deleted from the Salary Continuation Agreement in its entirety. The amount payable to the Executive upon an Early Termination or Retirement prior to his Normal Retirement Age shall be the amount determined under Section 2.2 by reference to the number of years that have then passed since April 14, 2000 and the column headed "Early Termination/Retirement Annual Benefit Payable at Age 65" on Schedule A whether such Early Termination or Retirement prior to Normal Retirement Age occurs before or after a Change in Control.

3. Change to Schedule A. The column headed "Change of Control Annual Benefit Payable at Age 65" is deleted in its entirety from Schedule A.

4. References to Change in Control. All references to Change in Control, including the definition at Section 1.1 of the Salary Continuation Agreement are inoperative from and after the effective date of this Amendment.

5. Company Acknowledgement. The Company acknowledges that the effect of this amendment under the Executive’s existing Employment Agreement could be to increase the amount of cash payment payable to the Executive following a change in Control as defined in his Employment Agreement.

6. Effectiveness of Salary Continuation Agreement. Except as changed in this Amendment, the Salary Continuation Agreement remains in full force and effect in accordance with its terms.

IN ORDER TO cause this Amendment to the Salary Continuation Agreement to be effective, the parties have caused its execution as of the dates indicated.

WESBANCO BANK, INC.
ATTEST

____________________________        By: ______________________________

Title: _____________________________

Date: _____________________________

EXECUTIVE
WITNESS:

_____________________________      _________________________________

Date: ____________________________